Exhibit 99.1

Contact:	ComEd Media Relations
	312-394-3500	FOR IMMEDIATE RELEASE

A. Steven Crown Named to ComEd Board of Directors

CHICAGO (May 12, 2011) – ComEd today announced that A. Steven Crown, general partner of Chicago-based Henry Crown and Company, has been appointed to its board of directors.

“It is truly a pleasure to garner the addition of Steve to our board,” said Frank M. Clark, Chairman and CEO, ComEd. “He adds a wealth of private sector knowledge and expertise and I am certain our board will benefit from the leadership he has provided for the Crown family business.”

Henry Crown and Company is the principle investment vehicle of the Crown family, through which it owns and manages operating companies, real estate investments and a stock portfolio.

A. Steven Crown also is a director of Farmers Investment Company in Arizona, NorthShore University Health System and its research institute, Aspen Skiing Company, and the Anti-Defamation League of B’nai B’rith. He served as an independent director of Hilton Hotels Corporation from 1992 to 2007 and was an independent director of Caesars Entertainment, Inc. (formerly Park Place Entertainment Corp) from 1998 to 2005.

Crown is also a trustee of The Art Institute of Chicago, Claremont McKenna College, the Illinois Institute of Technology, Northwestern University and the YMCA of Metropolitan Chicago. He currently serves as chairman of the board of managers for the YMCA of Metropolitan Chicago, is vice chair of the board of governors for the School of the Art Institute of Chicago and also is a member of the UCLA Anderson School of Management Board of Visitors.

Crown received his undergraduate degree from Claremont McKenna College in 1974 and an MBA from UCLA in 1977. He and his wife, Nancy, have five children and reside in Winnetka, Illinois.

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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.4 million customers. ComEd provides service to approximately 3.8 million customers across northern Illinois, or 70 percent of the state’s population.

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